SUBADVISORY AGREEMENT
AMONG
PEACHTREE ALTERNATIVE STRATEGIES FUND
HOMRICH & BERG, INC.
AND
ABS INVESTMENT MANAGEMENT LLC

AGREEMENT made as of November 7, 2016, by and among Peachtree Alternative Strategies Fund, a Delaware statutory trust (the “Fund”), with its principal office and place of business at 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246; Homrich & Berg, Inc., a Georgia corporation, with its principal office and place of business at 3060 Peachtree Rd. NW, Atlanta, GA 30305 (the “Adviser”) and ABS Investment Management LLC, a Delaware limited liability company, with its principal office and place of business at 537 Steamboat Road, Greenwich, CT 06830 (the “Sub-Adviser”).

WHEREAS, the Adviser and the Sub-Adviser are registered investment advisers under the Investment Advisers Act of 1940, as amended (the “Advisers Act”);

WHEREAS, the Fund is registered under the Investment Company Act of 1940, as amended, (the “1940 Act”), as a closed-end, management investment company and may issue shares of beneficial interest, no par value;

WHEREAS, the Fund’s Board of Trustees (the “Board”) has engaged the Adviser to perform investment advisory services for the Fund under the terms of an investment advisory agreement, dated November 7, 2016, between the Adviser and the Fund (the “Advisory Agreement”); and

WHEREAS, the Adviser, acting pursuant to the Advisory Agreement, desires to retain the Sub-Adviser, and the Board has approved the retention of the Sub-Adviser, to perform investment advisory services to the Fund by recommending the purchase of certain investments or the sale of investments previously recommended by the Sub-Adviser and the Sub-Adviser is willing to provide such services on the terms and conditions set forth in this Agreement;

WHEREAS, that portion, if any, of the Fund’s assets that the Adviser has purchased based on a recommendation by the Sub-Adviser will be defined as “Allocated Assets”;

NOW THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, the Fund, the Adviser, and the Sub-Adviser hereby agree as follows:

SECTION 1.  APPOINTMENT; DELIVERY OF DOCUMENTS

(a)            The Fund and the Adviser hereby appoint Sub-Adviser, subject to the direction and control of the Board and subject to the oversight of the Adviser, to provide recommendations regarding the investment and reinvestment of Allocated Assets and to provide other services as specified herein.  The Sub-Adviser accepts this appointment and agrees to render its services for the compensation set forth herein.  The Sub-Adviser shall for all purposes herein be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or be an agent of the Adviser or Fund.

(b)            In connection therewith, the Adviser shall deliver to the Sub-Adviser copies of all written policies and procedures adopted by the Fund (collectively, as currently in effect and as amended from time to time, the “Procedures”) that are relevant to the services provided by the Sub-Adviser, including portfolio compliance (e.g., portfolio holdings disclosure).  The Adviser shall promptly furnish the Sub-Adviser with all amendments of or supplements to the foregoing.

(c)            The Sub-Adviser has delivered to the Adviser and the Fund a copy of its: (i) Form ADV as most recently filed with the SEC, (ii) code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code”) and (iii) compliance manual adopted and implemented pursuant to Rule 206(4)-7 under the Advisers Act (the “Compliance Manual”).  The Fund and the Adviser acknowledge receipt of the Sub-Adviser’s Form ADV, Code, and Compliance Manual.

The Sub-Adviser shall promptly furnish the Adviser and Fund with all amendments of or supplements to the foregoing.

SECTION 2.  DUTIES OF THE ADVISER

In order for the Sub-Adviser to perform the services required by this Agreement, the Adviser shall (i) cause all service providers to the Fund to furnish information to the Sub-Adviser and to assist the Sub-Adviser as may be reasonably requested by the Sub-Adviser; (ii) ensure that the Sub-Adviser has reasonable access to all records and documents maintained by the Fund, the Adviser or any service provider to the Fund; and (iii) provide oversight of the Sub-Adviser.  The Adviser will be responsible for the actual purchase or sale of any Allocated Assets and the compliance of the Allocated Assets with i) the Fund’s Agreement and Declaration of Trust and By-laws (collectively, as currently in effect and as amended from time to time, the “Organic Documents”), (ii) the Fund’s current Prospectus and Statement of Additional Information (collectively, as currently in effect and as amended or supplemented, the “Prospectus”), and (iii) the Procedures.

SECTION 3.  DUTIES OF THE SUB-ADVISER

(a)            The Sub-Adviser shall make recommendations for the investment and reinvestment of Allocated Assets.  Full discretionary power and authority with respect to the investment of Allocated Assets shall rest with the Adviser.  Without limiting the generality of the foregoing, the Sub-Adviser shall, with respect to the Allocated Assets: (i) obtain and evaluate such information and advice relating to the economy, securities markets, and securities and other investments as it deems necessary or useful to discharge its duties hereunder; and (ii) make purchase and sale recommendations to the Adviser regarding the Allocated Assets in a manner reasonably consistent with the written guidelines set forth in Appendix A and any amendments thereto (the “Guidelines”).

(b)            The Sub-Adviser, on its own initiative, or as reasonably requested by the Adviser or the Board, shall furnish the Adviser or the Board from time to time with information concerning the individual investments comprising the Allocated Assets, which will mainly consist of unregistered investment funds (the “Portfolio Funds”), the performance of the Allocated Assets and the Portfolio Funds, the investment strategies and holdings of the Portfolio Funds, or otherwise.  The Sub-Adviser shall also furnish the Adviser or Board with such statistical and analytical information with respect to investments of the Allocated Assets, including but not limited to the Portfolio Funds, as the Sub-Adviser may believe appropriate or as the Adviser or the Board reasonably may request.  In providing investment advisory services pursuant to this Agreement, the Sub-Adviser shall comply with: (i) the 1940 Act; (ii) the Advisers Act; and (iii) other applicable laws.  In making recommendations regarding purchases and sales of securities and other investment assets for the Fund, the Sub-Adviser is prohibited from consulting with other subadvisers to the Fund or sub-advisers to any other registered investment company advised by the Adviser.

(c)            The Sub-Adviser shall report to the Board and the Adviser all matters related to the Sub-Adviser that are material to the Sub-Adviser’s performance of this Agreement.  The Sub-Adviser shall notify the Adviser and the Fund, as soon as reasonably practicable, and where possible, in advance of any change of control of the Sub-Adviser and any changes in the key personnel who are either the portfolio manager(s) of the Allocated Assets or senior management of the Sub-Adviser.

(d)            The Sub-Adviser shall maintain a Compliance Manual that includes policies and procedures relating to the services it provides to the Fund that are reasonable designed to prevent violations of the federal securities laws as defined in Rule 38a-1 under the 1940 Act (“Federal Securities Laws”) as they relate to the Fund, and shall appoint persons to administer the policies and procedures who have the requisite level of skill and competence required to effectively discharge the administration of such policies and procedures.

(e)            The Sub-Adviser shall provide the Fund’s chief compliance officer (the “Fund CCO”) and/or the Adviser’s chief compliance officer (the “Adviser CCO”), upon reasonable request, with direct access to the Sub-Adviser’s chief compliance officer and, upon reasonable request, shall provide the Fund CCO and the Adviser CCO, at its own expense, with information he/she reasonably believes is required to administer the Fund’s compliance program under Rule 38a-1 of the 1940 Act or the Adviser’s compliance program under Rule 204(4)-7, respectively, including: (i) periodic reports/certifications regarding the Sub-Adviser’s compliance with the Federal Securities Laws and the Sub-Adviser’s compliance program as set forth in the Compliance Manual; (ii) special reports in the event of any Material Compliance Matter (as defined in Rule 38a-1 under the 1940 Act); and (iii) a completed quarterly information questionnaire regarding the Sub-Adviser’s compliance program as set forth in the Compliance Manual.  Upon the reasonable written request of the Fund and the Adviser, the Sub-Adviser shall also permit the Fund, the Adviser, or their representatives to examine the reports required to be made to the Sub-Adviser under the Code.  All information disclosed pursuant to this Section by the Sub-Adviser shall be deemed Confidential Information as defined below.

(f)            The Sub-Adviser shall maintain or cause to be maintained records relating to its duties hereunder, with respect to the Allocated Assets as are required to be maintained by the Fund under the 1940 Act. The Adviser or its delegates will include the Sub-Adviser as an authorized recipient of Portfolio Fund information when completing the subscription material for each Portfolio Fund subscription.  The Sub-Adviser shall prepare and maintain, or cause to be prepared and maintained, in such form, for such periods and in such locations as may be required by applicable law, all documents and records relating to the services provided by the Sub-Adviser pursuant to this Agreement required to be prepared and maintained by the Sub-Adviser or the Fund pursuant to applicable law.  To the extent required by applicable law, the books and records pertaining to the Allocated Assets, which are in possession of the Sub-Adviser, shall be the property of the Fund (the “Fund Records”).  The Adviser and the Fund, or their respective representatives, shall have access to such books and records at all times during the Sub-Adviser’s normal business hours.  Upon the reasonable request of the Adviser or the Fund, copies of any such books and records shall be provided promptly by the Sub-Adviser to the Adviser and the Fund, or their respective representatives.

(g)            The Sub-Adviser shall cooperate with the Fund’s independent public accountants and shall take reasonable action to make all necessary information available to the accountants for the performance of the accountants’ duties.

(h)            Except as permitted by the Procedures and unless Portfolio Funds are present in or being considered for other client portfolios of the Sub-Adviser, the Sub-Adviser shall not disclose and shall treat confidentially all information specifically relating to the Fund’s investments including, without limitation, the identification and market value or other pricing information of any and all portfolio securities or other investments held by the Fund.  The Sub-Adviser manages, advises and consults multiple clients that will also invest in the Portfolio Funds and thus will be sharing information about the Portfolio Funds with other parties. Further the Sub-Adviser will treat all its clients equitability, to the extent practical based on available liquidity and other circumstances, when investing in underlying managers.  In addition, except as permitted by the Procedures, the Sub-Adviser shall not disclose and shall treat confidentially all information specifically relating to any and all trades effected for the Fund (including past, pending and proposed trades).

(i)            The Sub-Adviser shall, consistent with the Procedures: (i) cooperate with and provide reasonable assistance to the Adviser, the Fund’s administrator and all other agents and representatives of the Fund; (ii) provide such persons Fund data as they may reasonably deem necessary to the performance of their obligations to the Fund; and (iii) maintain any appropriate interfaces with each so as to promote the efficient exchange of information.

(j)            The Sub-Adviser agrees that it will notify the Fund CCO as soon as reasonably possible of any information security event that involves the loss of, theft of, unauthorized access to or unauthorized disclosure or use of any Fund-related information technology, resources or data, and that could reasonably be expected to have the potential to have a material adverse impact on the Fund or its shareholders (an “Event”), and (b) keep the Fund CCO reasonably apprised of the Sub-Adviser’s response to the Event, including the Sub-Adviser’s assessment of the impact of the Event on the Fund and the Sub-Adviser’s remediation efforts.  Should it be determined that the Event has adversely impacted or breached the confidentiality, integrity or availability of confidential Fund or shareholder information, the Fund CCO will promptly notify the Board, and, working in conjunction with the Sub-Adviser, will ensure that all appropriate notifications under state and federal laws are made and take such other actions as may be necessary or appropriate to mitigate legal and business risks relating to the Event.

(k)            The Sub-Adviser agrees that it will notify the Fund CCO as soon as reasonably possible if it becomes aware of (a) any cybersecurity, related incident or event (other than an Event) that could reasonably be expected to have a material adverse impact on the ability of the Sub-Adviser to provide required services to the Fund or its shareholders, or the quality of such services; (b) any such incident or event that results in a violation of any law, rule or regulation applicable to the Fund or applicable to the Sub-Adviser in providing services to the Fund (or adversely affects the Sub-Adviser’s ability to comply with any such law, rule or regulation); or (c) any material weaknesses in its cybersecurity procedures.

SECTION 4.  COMPENSATION

(a)            In consideration of the foregoing, the Fund shall pay the Sub-Adviser, with respect to the Allocated Assets, a fee at an annual rate of 0.85%.  Such fees shall be accrued by the Fund monthly and shall be payable monthly in arrears, based on the month end value of Portfolio Funds managed by the Sub-Adviser, within 15 days of each calendar month for services performed hereunder during the prior calendar month; provided however, that should the Adviser be responsible, pursuant to a fee waiver agreement, for reimbursing the Fund for any or all of the fee payable to the Sub-Adviser, then the Fund will not make such payment prior to being reimbursed by the Adviser.  The Adviser agrees to reimburse the Fund prior to the date that the fee is payable to the Sub-Adviser.  If fees begin to accrue in the middle of a month or if this Agreement terminates before the end of any month, all fees for the period from that date to the end of that month or from the beginning of that month to the date of termination, as the case may be, shall be prorated according to the proportion that the period bears to the full month in which the effectiveness or termination occurs.  Upon termination of this Agreement, unless otherwise agreed, the Sub-Adviser shall advise the Portfolio Fund managers of the termination, the Adviser shall provide notice of redemption to the Portfolio Funds and the Fund shall pay to the Sub-Adviser such compensation as shall be payable through the effective date of the redemption of all Portfolio Funds by the Adviser..

(b)            No fee shall be payable hereunder with respect to that portion of the Allocated Assets which are invested in investment companies for which the Sub-Adviser serves as investment adviser or subadviser and for which the Sub-Adviser already receives an advisory fee.

SECTION 5.  EXPENSES

(a)            Each party to this Agreement shall bear the costs and expenses of performing its obligations hereunder.  In addition, the Sub-Adviser shall be responsible for the costs associated with: (i) any special Board meetings or shareholder meetings convened for the primary benefit of, and requested by, the Sub-Adviser (unless such cost is otherwise allocated by the Board); (ii) amendments to the Prospectus as requested by the Sub-Adviser (other than amendments implemented in connection with the annual Prospectus update) (collectively, “Updates”) (unless such cost is otherwise allocated by the Board); and (iii) the dissemination of such Updates (unless such cost is otherwise allocated by the Board).

(b)            The Fund shall be responsible for and assumes the obligation for payment of all of its expenses not specifically waived, assumed or agreed to be paid by the Adviser, including but not limited to: (i) the Sub-Advisory Fee payable under this Agreement, unless waived by the Sub-Adviser; (ii) the fees payable to an administrator under an agreement between the administrator and the Fund; (iii) expenses of issuance, transfer, repurchase and redemption of Fund shares (including tender offer expenses); (iv) interest charges, taxes, brokerage fees and commissions, dividends on short sales, and other fees and expenses incurred in connection with borrowings or the acquisition, holding, and disposition of securities and other investments; (v) premiums of insurance for the Fund, its Trustees and officers, and fidelity bond premiums; (vi) fees and expenses of third parties, including the Fund’s independent public accountant, custodian, transfer agent, dividend disbursing agent and fund accountant; (vii) fees of pricing, interest, dividend, credit and other reporting services; (viii) costs of membership in trade associations; (ix) acquired fund fees and expenses (as such term is used in Form N-2); (x) telecommunication and transmission expenses; (xi) auditing, legal and compliance expenses; (xii) costs of forming the Fund and maintaining its existence; (xiii) costs of preparing, filing, printing and mailing the Fund’s Prospectus, subscription application forms and shareholder reports, and other communications and delivering them to shareholders, whether of record or beneficial; (xiv) expenses of meetings of shareholders and proxy solicitations therefor; (xv) costs of maintaining books of original entry for portfolio and fund accounting and other required books and accounts, of calculating the net asset value of shares and of preparing tax returns; (xvi) costs of reproduction, stationery, supplies and postage; (xvii) fees and expenses of the Fund’s Trustees and officers; (xviii) costs of Board, Board committee and other corporate meetings; (xix) SEC registration fees and related expenses; (xx) state, territory or foreign securities laws registration fees and related expenses; (xxi) all fees and expenses paid by the Fund in accordance with any distribution or shareholder service plan or similar agreement or plan; and (xxii) all other costs of its operations including any extraordinary and non-reoccurring expenses including litigation, proceedings, claims and indemnification obligations to its Trustees, officers, and service providers, except as herein otherwise prescribed.

SECTION 6.  STANDARD OF CARE

(a)            The Sub-Adviser shall not be liable hereunder to the Adviser, the Fund or any of the Fund’s shareholders for any mistake of judgment or mistake of law, for any loss arising out of any investment, or for any act or omission taken or in any event whatsoever in the absence of: (i) bad faith, willful misfeasance or gross negligence in the performance of the Sub-Adviser’s duties or obligations under this Agreement or (ii) the Sub-Adviser’s reckless disregard of its duties and obligations under this Agreement.  The Sub-Adviser acknowledges that federal and certain state securities laws impose liabilities under certain circumstances on persons who act in good faith and, therefore, nothing herein shall in any way constitute a waiver or limitation of any rights which the Fund or the Fund’s shareholders may have under applicable federal or state securities laws.

(b)            The Sub-Adviser shall not be liable to the Adviser, the Fund or the Fund’s shareholders for the errors of other service providers to the Fund, including the errors of pricing services, the Adviser, the administrator, the fund accountant, the custodian or the transfer agent to the Fund unless such errors arise from the Sub-Adviser providing false or misleading information to such service providers.  The Sub-Adviser shall not be liable to the Adviser, the Fund or any of the Fund’s shareholders for any action taken or failure to act in good faith reliance upon: (i) information, instructions or requests, whether oral or written, with respect to the Fund made to the Sub-Adviser by a duly authorized officer of the Adviser or the Fund (other than a duly authorized Fund officer that is also a member of, affiliated with or interested person of the Sub-Adviser, its affiliates, or successors thereto; (ii) the advice of counsel to the Fund; and (iii) any written instruction or certified copy of any resolution of the Board or any agent of the Board. The Sub-Adviser shall not be liable and provides no assurances or representations for investments that are added to the Fund by the Adviser that are not Portfolio Funds.

(c)            The Sub-Adviser shall not be responsible or liable for any failure or delay in performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control including, without limitation, acts of civil or military authority, national emergencies, labor difficulties (other than those related to the Sub-Adviser’s employees), fire, mechanical breakdowns, flood or catastrophe, acts of God, insurrection, war, riots or failure of the mails, transportation, communication or power supply.

SECTION 7.  INDEMNIFICATION

(a)     The Sub-Adviser shall indemnify the Fund, the Adviser, and their respective officers, directors, employees, affiliates, and agents (each, a “Fund Indemnitee”) for, and shall defend and hold each Fund Indemnitee harmless from, all losses, costs, damages and expenses (including reasonable legal fees) (collectively, “Losses”) incurred by the Fund Indemnitee and arising from or in connection with the Sub-Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties under this Agreement, the Sub-Adviser’s reckless disregard of its duties or obligations under this Agreement, or the Sub-Adviser’s breach of its fiduciary duty to the Fund under federal securities laws or state laws; provided, however, the Sub-Adviser shall not be required to indemnify a Fund Indemnitee to the extent that Losses result from the Fund or the Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of their respective duties under this Agreement, the Fund’s or the Adviser’s reckless disregard of their respective duties or obligations under this Agreement, or the Adviser’s breach of its fiduciary duty to the Fund under federal securities laws or state laws.

(b)      The Adviser shall indemnify the Sub-Adviser, its officers, directors, partners, employees, affiliates, and agents (each, a “Subadvisory Indemnitee”) for, and shall defend and hold each Subadvisory Indemnitee harmless from all Losses incurred by the Subadvisory Indemnitee arising from or in connection with the performance of its duties under this Agreement; provided, however, the Adviser shall not be required to indemnify a Subadvisory Indemnitee to the extent that Losses result from the Sub-Adviser’s bad faith, willful misfeasance, or gross negligence in the performance of its duties under this Agreement, the Sub-Adviser’s reckless disregard of its duties or obligations under this Agreement, or the Sub-Adviser’s breach of its fiduciary duty to the Fund under federal securities laws or state law.

(c)            Upon the assertion of a claim for which a party may be required to indemnify a Fund Indemnitee or Subadvisory Indemnitee (each, an “Indemnitee”), the Indemnitee must promptly notify the indemnifying party of such assertion, and shall keep the indemnifying party advised with respect to all developments concerning such claim.  The indemnifying party shall have the option to participate with the Indemnitee in the defense of such claim or to defend against said claim in its own name or in the name of the Indemnitee.  The Indemnitee shall in no case confess any claim or make any compromise in any case in which the indemnifying party may be required to indemnify it except with the indemnifying party’s prior written consent, which shall not be unreasonably withheld, conditioned or delayed; notwithstanding Sections 7(a) and 7(b) hereof, in the event the Indemnitee has not secured such consent from the indemnifying party, the indemnifying party shall have no obligation to indemnify the Indemnitee.

SECTION 8.  EFFECTIVENESS, DURATION AND TERMINATION

(a)      This Agreement shall become effective as of the date first written above after approval (i) by a vote of the majority of those Trustees of the Fund who are not parties to this Agreement or interested persons of such party (other than as Trustees of the Fund) cast in person at a meeting called for the purpose of voting on the Agreement, and (ii) if required by the 1940 Act or applicable SEC staff interpretations thereof, by vote of a majority of the Fund's outstanding voting securities of the Fund.

(b)            This Agreement shall remain in effect for a period of two years from the date of execution and shall continue in effect for successive annual periods thereafter; provided, however, that such continuance is specifically approved at least annually: (i) by the Board or by the vote of a majority of the outstanding voting securities of the Fund, and, in either case, (ii) by a majority of the Fund’s Trustees who are not parties to this Agreement or interested persons of any such party (other than as Trustees of the Fund) by votes cast in person at a meeting called for the purpose of voting on such approval; provided, however, that if the continuation of this Agreement is not approved as to the Fund, the Sub-Adviser may continue to render to the Fund the services described herein in the manner and to the extent permitted by the 1940 Act and the rules and regulations thereunder.

(c)            This Agreement may be terminated without the payment of any penalty, (i) by the Board or by a vote of a majority of the outstanding voting securities of the Fund, each upon 60 days’ written notice to the Sub-Adviser; (ii) by the Sub-Adviser on 60 days’ written notice to the Adviser or (iii) by the Adviser upon 60 days’ written notice to the Sub-Adviser, provided that the Adviser may not terminate this Agreement within two years of the date of execution of this Agreement.  This Agreement shall terminate immediately upon its assignment or upon termination of the Advisory Agreement.

SECTION 9.  ACTIVITIES OF THE SUB-ADVISER

Except to the extent necessary to perform its obligations hereunder, nothing herein shall be deemed to limit or restrict the Sub-Adviser’s right, or the right of any of the Sub-Adviser’s partners, directors, officers or employees to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other entity.

SECTION 10.  REPRESENTATIONS OF SUB-ADVISER.

The Sub-Adviser represents and warrants to the Fund and the Adviser that it: (i) is registered as an investment adviser under the Advisers Act (and shall continue to be so registered for so long as this Agreement remains in effect); (ii) is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement; (iii) has met, and shall seek to continue to meet for so long as this Agreement remains in effect, any other applicable federal or state requirements, or the applicable requirements of any self-regulatory agency, necessary to be met in order to perform the services contemplated by this Agreement; (iv) shall promptly notify the Fund of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser of an investment company pursuant to Section 9(a) of the 1940 Act or otherwise; (v) shall promptly notify the Fund if the Sub-Adviser is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority; (vi) shall promptly notify the Fund of any material fact known to the Sub-Adviser regarding or relating to the Sub-Adviser that would make any written information provided to the Fund materially inaccurate or incomplete or if any written information becomes untrue in any material respect; (vii) shall promptly notify the Fund if the Sub-Adviser suffers a material adverse change in its business that would materially impair its ability to perform its duties under the Agreement; (viii) has adopted and implemented (and shall continue to maintain and implement for so long as this Agreement remains in effect) a Code that complies with the requirements of Rule 17j-1 under the 1940 Act; and (ix) it has adopted and implemented (and shall continue to maintain and implement for so long as this Agreement remains in effect) policies and procedures reasonably designed to prevent violations of Federal Securities Laws by the Adviser, its employees, officers, and agents as may be required by Rule 206(4)-7 under the Adviser Act.  For purposes of this paragraph, a “material adverse change” shall include, but shall not be limited to, a material loss of assets or accounts under management or the departure of senior investment professionals to the extent such professionals are not replaced promptly with professionals of comparable quality.

SECTION 11.  LIMITATION OF SHAREHOLDER AND TRUSTEE LIABILITY

The Trustees of the Fund and the shareholders of the Fund shall not be personally liable for any obligations of the Fund under this Agreement, and the Sub-Adviser agrees that, in asserting any rights or claims under this Agreement, it shall look only to the assets and property of the Fund in settlement of such rights or claims, and not to the Trustees of the Fund or the shareholders of the Fund.

SECTION 12.  AFFILIATIONS OF PARTIES

Subject to and in accordance with the Organic Documents, the governing documents of the Adviser, and the 1940 Act: (a) the Trustees, officers, or agents of the Fund or shareholders of the Fund are or may be interested persons of the Sub-Adviser or any successor thereof as directors, officers, shareholders or otherwise; (b) the  directors, officers, agents, shareholders of the Sub-Adviser are or may be interested persons of the Fund as Trustees or officers of the Fund, shareholders of the Fund or otherwise; and (c) the Sub-Adviser or any successor and its affiliated persons are or may be interested in the Fund as shareholders of the Fund or otherwise.  Such a relationship shall be governed by the aforementioned governing instruments.

SECTION 13.  CONFIDENTIALITY

(a)            Except as expressly provided otherwise herein, a party shall, during the term of this Agreement: (i) use a level of care no less rigorous than that taken to protect its own non-public information (“Confidential Information”) of a similar nature (but in no event less than a reasonable level of care) to keep confidential, and to prevent any unauthorized disclosure of, any Confidential Information of the other parties, (ii) use such Confidential Information only in connection with this Agreement, (iii) not make any commercial use of such Confidential Information for the benefit of itself or any third party beyond the scope of this Agreement, and (iv) except where permitted by law, order, or demand of any governmental or regulatory authority, or as required or permitted by this Agreement, not make any such Confidential Information, or parts thereof, available to any third party.  If any party receives a request or demand from a third party to inspect any documents or other hard or electronic materials containing Confidential Information, the party receiving such a request or demand shall endeavor to notify the applicable party and to secure instructions to produce the requested confidential information from that party or an authorized person of that party.

(b)            Each party shall notify the other applicable party promptly if the other party’s confidential information is disclosed in violation of the provisions of this Agreement or is otherwise lost or unaccounted for.  Each party shall have the right to disclose another party’s confidential information to its employees, officers, directors, advisers, attorneys, consultants, vendors, affiliates, and third party service providers (the “Representatives”) who have an obligation to keep such confidential information confidential in accordance with the terms of this Agreement or substantially similar terms.  Each Party shall be liable for a breach of confidentiality by its Representatives.

(c)            The Fund consents to the disclosure by the Sub-Adviser or Adviser to third parties of its investment results from management of Fund assets: (i) as part of composite investment results; or (ii) otherwise, if approved in advanced by the Fund, which such approval shall not be unreasonably withheld.  Each Party consents to the disclosure to approved third parties of its relationship with the other Party, including the value of Fund assets, collectively, managed by the Sub-Adviser from time to time, provided that the Fund may disclose such information without approval if required by law.

SECTION 14.  MISCELLANEOUS

(a)            No provisions of this Agreement may be amended or modified in any manner except by a written agreement properly authorized and executed by each Party hereto, approved by a majority of the Fund’s Trustees who are not interested persons (as defined in the 1940 Act) and, if required by the 1940 Act, by a vote of a majority of the outstanding voting securities of the Fund.

(b)            No party to this Agreement shall be liable to another Party for consequential damages under any provision of this Agreement.

(c)            This Agreement shall be governed by, and the provisions of this Agreement shall be construed and interpreted under and in accordance with, the laws of the State of Delaware; provided, however, that applicable federal law shall apply if such law preempts relevant state law.

(d)            This Agreement constitutes the entire agreement between the Parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether oral or written.

(e)            This Agreement may be executed by the Parties hereto on any number of counterparts, and all of the counterparts taken together shall be deemed to constitute one and the same instrument.

(f)            If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected, and the rights and obligations of the Parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provision held to be illegal or invalid.

(g)            Section headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

(h)            Notices, requests, instructions and communications received by the Parties at their respective principal places of business, as indicated above, or at such other address as a Party may have designated in writing, shall be deemed to have been properly given.

(i)            The terms "vote of a majority of the outstanding voting securities", "interested person", "affiliated person," “control” and "assignment" shall have the meanings ascribed thereto in the 1940 Act. Where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is altered by a rule, regulation or order of the SEC, whether of special or general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

(j)            Each of the undersigned warrants and represents that they have full power and authority to sign this Agreement on behalf of the Party indicated and that their signature shall bind the Party indicated to the terms hereof and each Party hereto warrants and represents that this Agreement, when executed and delivered, shall constitute a legal, valid and binding obligation of the Party, enforceable against the Party in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting the rights and remedies of creditors and secured parties.

(k)            Notwithstanding Section 13, the Sub-Adviser shall be permitted to use the track record and portfolio holdings history of Allocated Assets for the Sub-Adviser’s business development purposes.

(l)            The Sub-Adviser shall not use the name of the Fund on any checks, bank drafts, bank statements or forms for other than internal use in a manner not approved by the Fund prior thereto in writing; provided however, that the approval of the Fund shall not be required for the use of the Fund’s name which merely refers in accurate and factual terms to the Fund in connection with Sub-Adviser’s role hereunder or which is required by any appropriate regulatory, governmental or judicial authority; and further provided that in no event shall such approval be unreasonably withheld or delayed.

(m)            The provisions of Sections 3(e)-(g), 3(h), 3(j)-(k), 6, 7, 11, 13,  and 14(b)-(d), (f), (j), and (m) shall survive any termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed all as of the day and year first above written.

PEACHTREE ALTERNATIVE STRATEGIES FUND

/s/ Ford Donohue
Name: Ford Donohue
Title: President

HOMRICH & BERG, INC.

/s/ Stephanie Lang
Name: Stephanie Lang
Title: Chief Investment Officer

ABS INVESTMENT MANAGEMENT LLC

/s/ Lawrence Russian
Name: Lawrence Russian
Title: Managing Member

SUBADVISORY AGREEMENT
AMONG
PEACHTREE ALTERNATIVE STRATEGIES FUND;
HOMRICH & BERG, INC.
AND
ABS INVESTMENT MANAGEMENT LLC

Appendix A

Guidelines

The Adviser has employed the Sub-Adviser to provide purchase and sale recommendations to the Adviser regarding the Allocated Assets.  The total size of the Allocated Assets is subject to change over time as outlined in the Sub-Advisory Agreement.  While the Fund is intended to be diversified across several hedge fund strategies, the Adviser will employ the Sub-Adviser to provide recommendations with respect to the portion of Fund assets that are allocated to the Equity Long/Short strategy.

The Sub-Adviser’s role will be to recommend investments in order to construct a portfolio of global, mid-sized long/short equity funds that, when looked at as a whole, are intended to generate equity like returns with less volatility than the equity markets the course of a full market cycle.  The Adviser expects that the Sub-Adviser will do this by investing in Portfolio Funds that are part of the on-going investment and operational due diligence program of the Sub-Adviser and are generally held in other funds or accounts managed by the Sub-Adviser.

Through coordination with the Adviser, individual fund investments recommended by the Sub-Adviser will generally represent less than 5% of the total Fund.

B-1